Exhibit 4.1

IBM Personal Learning Accounts Plan
(Effective July 1, 2008)

The substantive purpose of this Plan is to provide Eligible Employees an opportunity to establish and fund specialized accounts to pay for Eligible Educational Expenses. It is the intention of the Corporation that the Plan qualify as a plan providing qualified educational assistance under Code § 127(b)(1), and that the educational assistance under the Plan be eligible for exclusion from the Employees’ income under Code § 127(a). This Plan is effective as of July 1, 2008.

1.                                      Eligible Employees. Except as provided below, each regular employee of a Participating Company shall be an Eligible Employee; provided he or she:

(a)                                  has at least five Years of Service; and

(b)                                 is receiving pay from a Participating Company.

An individual is not an Eligible Employee if he or she:

(a)                                  is not a regular employee of  a Participating Company;

(b)                                 has less than five Years of Service;

(c)                                  is eligible for benefits under the IBM Long-Term Disability Plan; or

(d)                                 has separated from service from the Corporation (and its subsidiaries) (including a retiree, resourced employee, voluntary resignation, management-initiated separation, or as a result of a divestiture or outsourcing transaction).

2.                                      Participation. An Eligible Employee shall become a Participant by completing and forwarding a payroll deduction authorization in accordance with the procedures established by the IBM Plan Administrator. An individual shall cease to be a Participant on the later of the date he or she ceases to be an Eligible Employee or the date the individual ceases to have a balance in his or her Participant Contributions Account.

3.                                      Participant Contributions. A Participant may contribute up to $1,000 each Plan Year on an annual basis from his or her base salary received while he or she is an Eligible Employee. However, for the initial Plan Year, a Participant’s maximum Participant Contribution is $500. Participant Contributions shall be by payroll deduction on an after-tax basis. The payroll deduction authorization will authorize a regular payroll deduction from the Eligible Employee’s base salary and must specify the date on which the deduction is to commence, which day may not be retroactive. The payroll deduction authorization must be received by the Corporation’s payroll department in accordance with payroll procedures established by IBM. All changes to payroll deductions under the Plan shall be in accordance with procedures established by the IBM Plan Administrator. A Participant may increase or decrease the payroll deduction by filing a new payroll deduction authorization at any time. The change may not become effective sooner than the next pay period after receipt of the authorization. The IBM Plan Administrator shall establish or cause to be established a trust to hold and invest Participant Contributions. The assets of the trust shall be invested in such investment options as may be directed by the IBM Plan Administrator.

4.                                      Participant Contribution Accounts. The IBM Plan Administrator shall cause to be established a Participant Contribution Account for each Participant. Participant Contributions shall be credited to the Participant Contribution Accounts as soon as practicable after such contributions are deducted from the Participants’ base salary, but in no event than later the date required under ERISA or other applicable law. Each Participant Contribution Account also shall be credited with its proportionate earnings (losses) of the trust established under Section 3. Earnings (losses) shall be credited daily unless a different period is specified by the IBM Plan Administrator. Plan earnings will be treated as annual taxable income and reported to the IRS as required by law.

5.                                      IBM Match Accounts. The IBM Plan Administrator shall cause to be established an IBM Match Account for each Participant for purposes of determining the amount of educational benefits to which the employee is eligible. The IBM Match Account shall be a notional recordkeeping account and no special fund shall be established for purposes of paying Benefits attributable to the IBM Match. Each IBM Match

Account also shall be credited with its proportionate earnings (losses) as if the IBM Match had been invested in the same investments as the trust established under Section 3.

6.                                      Benefits. Every Participant shall be eligible to receive Benefits under the Plan for Eligible Educational Expenses incurred by the Participant, subject to the limitations described below. A Participant shall be entitled to Benefits under this Plan only for Eligible Educational Expenses incurred during the Benefit Eligibility Period.

7.                                      Limitations on Benefits. Benefits under the Plan shall be subject to the following limitations:

(a)                                  In no event shall a Participant be entitled to receive any Benefit under this Plan in lieu of any other compensation he or she might otherwise be entitled to from the Corporation or a Participating Company.

(b)                                 Not more than 5% of Benefits paid or incurred each year under the Plan shall be attributable to principal (5%) shareholders or owners of the Corporation in accordance with Code § 127(b).

(c)                                  In accordance with Code § 127(a), a Participant may not receive more than $5,250 in Benefits for a Plan Year attributable to his or her IBM Match Account and benefits under any other plan of the Corporation (or its subsidiaries) providing qualified educational assistance under Code § 127(b)(1).

(d)                                 A Participant may not receive at any time Benefits in excess of the amounts then credited to his or her Participant Contributions Account and IBM Match Account. The IBM Plan Administrator shall establish rules for the subsequent payment of Eligible Educational Expenses in excess of such account balances.

8.                                      Named Fiduciaries. The IBM Senior Vice President, Human Resources and the IBM Plan Administrator, or each person on the committee serving as the IBM Plan Administrator, shall severally have the authority to control and manage the operation and administration of the Plan as herein delineated and shall each be a named fiduciary with respect to the Plan within the meaning of Section 402(a) of ERISA. Each named fiduciary shall be responsible for discharging only the duties assigned to it by the terms of the Plan and the Trust Agreement or Agreements. The IBM Senior Vice President, Human Resources shall be responsible for the appointment, retention and removal of the individuals who will serve as the IBM Plan Administrator. The IBM Plan Administrator shall be responsible for the appointment, retention, and removal of the Trustees that hold the assets of the Plan and the vendor that administers the Plan.

9.                                      Administration. The IBM Plan Administrator shall be the “plan administrator” within the meaning of ERISA. The IBM Plan Administrator shall have the authority to control and manage the operation and administration of the Plan, including the authority to:

(a)                                  make and enforce rules or regulations for the efficient administration of the Plan;

(b)                                 interpret the Plan; and

(c)                                  decide all questions concerning the Plan and the eligibility of any person to participate in the Plan.

The IBM Plan Administrator’s interpretations and decisions with regard thereto shall be final and conclusive. The IBM Plan Administrator shall cause reasonable notice of the availability and terms of the Plan be given to Eligible Employees. The IBM Plan Administrator shall cause accurate records to be kept of Participant’s accounts and of all Benefits paid to Participants under the Plan. The IBM Plan Administrator shall ensure that no Benefit was paid to a Participant in lieu of other compensation due to the Participant. The IBM Plan Administrator may appoint or retain a recordkeeper to perform any or all of its duties under the Plan. The IBM Plan Administrator may appoint and delegate responsibilities to such other IBM employees as may be needed to carry out the responsibilities of the IBM Plan Administrator or to provide adequate staff services to the IBM Plan Administrator.

10.                               Claims Procedures. A Participant shall make a claim for Benefits by making a request from the Claims Administrator in accordance with procedures established by the IBM Plan Administrator. The request must be filed after the Eligible Educational Expenses have been incurred and on or before the 60th day after the Benefit Eligibility Period. The request must be accompanied by evidence that the Eligible

Educational Expenses have been incurred by the Participant. If a claim is wholly or partially approved, reimbursement of the Participant’s Eligible Educational Expenses shall be made two thirds from his or her Participant Contribution Account and one third from his or her IBM Match Account. Payment of the portion attributable to the Participant’s IBM Match Account shall be made from the general assets of the Corporation or a Participating Company.

If a claim is wholly or partially denied, notice of the decision shall be furnished to the claimant within a reasonable period of time, not to exceed 90 days after receipt of the claim by the Claims Administrator, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant before the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date on which the Claims Administrator expects to render a decision. The Claims Administrator shall provide every claimant who is denied a claim for benefits written notice setting forth, in a manner calculated to be understood by the claimant, the following:

(a)           a specific reason or reasons for the denial;

(b)           reference to specific Plan provisions upon which the denial is based;

(c)           a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)           an explanation of the Plan’s appeal procedures, as set forth below in Section 11.

11.                               Appeal Procedures. The purpose of the review procedure set forth in this Section is to provide a procedure by which a claimant under the Plan may have reasonable opportunity to appeal a denial of a claim to the Appeals Administrator for a full and fair review. To accomplish that purpose, the claimant, or the claimant’s duly authorized representative may:

(a)                                  request review upon written application to the Appeals Administrator;

(b)                                 review relevant Plan documents; and

(c)                                  submit issues and comments in writing.

A claimant (or a claimant’s duly authorized representative) shall request a review by filing a written application for review with the Appeals Administrator at any time within 60 days after receipt by the claimant of written notice of the denial of his or her claim. Decision on review of a denied claim shall be made in the following manner:

(a)                                  The decision on review shall be made by the IBM Plan Administrator or a designee of the IBM Plan Administrator, who may, in its discretion, hold a hearing on the denied claim; the IBM Plan Administrator or designee shall make its decision promptly, and not later than 60 days after the IBM Plan Administrator receives the request for review, unless special circumstances require extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If such an extension of time for review is required, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension.

(b)                                 The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and references to the specific Plan provisions on which the decision is based.

If a dispute arises with respect to any matter under this Plan, the IBM Plan Administrator may refrain from taking any other or further action in connection with the matter involved in the controversy until the dispute has been resolved.

12.                               Withdrawal of Participant Contributions. A Participant may withdraw all or any portion of his or her Participant Contribution Account at any time. Upon doing so, an amount equal to 50% of the withdrawal shall be forfeited from the Participant’s IBM Match Account.

13.                               Rights on Death. In the event of a Participant’s death, the value of his or her Participant

Contribution Account will be paid to the Participant’s estate. Except as provided below, the value of Participant’s IBM Match Account will be forfeited:

(a)                                  If the Participant had submitted a claim for Benefits before his or her death, the proceeds will be paid to the Participant’s estate;

(b)                                 A Participant’s estate may submit a claim for Benefits for Eligible Educational Expenses incurred after the Participant enrolled in the Plan and before the Participant’s death; provided that the estate must submit such a claim for Benefits within six months after the Participant’s death.

14.                               Rights Not Transferable. Rights under this Plan are not transferable by an Eligible Employee.

15.                               Rights Not Subject to Alienation. Rights under this Plan cannot be pledged as collateral, nor can such rights be sold, assigned, hypothecated, pledged, alienated or otherwise impignorated, either for the benefit of an Eligible Employee or for any third party.

16.                               Administrative Expenses. The Corporation shall pay the costs of administering the Plan. However, the IBM Plan Administrator has the right impose reasonable administrative fees on Participants to defray the administrative costs of the Plan, which shall in no event exceed the actual administrative costs of the Plan.

17.                               Amendment and Termination of the Plan. The Plan may be amended or terminated at any time by duly adopted resolution. Upon termination of the Plan, remaining balances in the Participant Contributions Accounts shall be distributed to Participants and remaining balances in the IBM Match Accounts shall be forfeited.

18.                               No Contract of Employment. This Plan shall not be deemed to constitute a contract between the Corporation (or any of its subsidiaries) and any Participant or employee or to be a consideration or an inducement for the employment of any Participant or employee. Nothing contained in this Plan shall be deemed to give any Participant or employee the right to be retained in the service of the Corporation (or any of its subsidiaries) or to interfere with the right of the Corporation (or any of its subsidiaries) to discharge any Participant or employee at any time regardless of the effect which the discharge shall have upon him or her as a Participant in this Plan.

19.                               Definitions. The following terms shall have the meanings set forth below unless the context otherwise requires:

(a)                                  “Appeals Administrator” shall mean the person(s), committee, or entity responsible for reviewing denials of claims for Benefits. The Appeals Administrator shall be the IBM Plan Administrator except to the extent that the IBM Plan Administrator has delegated that function.

(b)                                 “Benefit Eligibility Period” for a Participant means the period beginning on the date the Eligible Employee becomes a Participant in accordance with Section 2 and ending on the earlier of the Participant’s death or the second anniversary of the date he or she ceases to be an Eligible Employee.

(c)                                  “Benefits” means the direct payment or reimbursement of Eligible Educational Expenses incurred by a Participant.

(d)                                 “Claims Administrator” shall mean the person(s), committee, or entity responsible for initially determining eligibility for Benefits. The Claims Administrator shall be the IBM Plan Administrator except to the extent that the IBM Plan Administrator has delegated that function.

(e)                                  “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code includes the regulations thereunder.

(f)                                    “Corporation” or “IBM” means International Business Machines Corporation, a New York corporation.

(g)                                 “Eligible Employee” means an individual described in Section 2.

(h)                                 “Eligible Educational Expenses” means the expenses incurred by or on behalf of a

Participant for his or her training and education that is not specifically related to a participant’s job at IBM. To be reimbursed under this Plan, Eligible Educational Expenses must satisfy the definition in Code § 127(c)(1).

(i)                                     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA includes the regulations thereunder.

(j)                                     “IBM Match” means 50% of the Participant Contributions for a Plan Year.

(k)                                  “IBM Match Account” means the recordkeeping account established under the Plan for purposes of tracking the IBM Match and earnings (losses) on the IBM Match.

(l)                                     “IBM Plan Administrator” shall be a committee appointed by the IBM Senior Vice President, Human Resources, comprised of one or more persons employed by IBM as an Assistant Controller, an IBM Vice President in Human Resources, or an Assistant Treasurer or such other person or persons holding comparable positions as the IBM Senior Vice President, Human Resources deems appropriate.

(l)                                     “Participant” means any Eligible Employee who has satisfied the eligibility requirements of Section 3.

(m)                               “Participating Company” means the Corporation or any U.S. subsidiaries of the Corporation that are designated as eligible to participate in the Plan.

(n)                                 “Participant Contribution Account” means the account established under the Plan for purposes of tracking Participant Contributions and earnings (losses) on those contributions.

(o)                                 “Participant Contributions” means the after-tax contributions made to the Plan by a Participant pursuant to Section 4.

(p)                                 “Plan” means this IBM Personal Learning Accounts Plan.

(q)                                 “Plan Year” means the calendar year except that the initial Plan Year shall commence on July 1, 2008 and end on December 31, 2008.

(r)                                    “Regular employee” shall be defined as such by IBM’s rules and regulations but only if he or she:

(i)                                     is compensated by salary or by commission, or partly by salary and partly by commission,

(ii)                                  is subject to IBM’s Personal Business Commitments program, or any successor program, and

(iii)                               is employed for an indefinite period,

provided, however, that the term “regular employee” shall never include any of the following individuals:

(i)                                     an individual who is in a unit covered by a collective bargaining agreement between a Participating Company and a collective bargaining agent, unless the collective bargaining agreement, by specific reference to the Plan, provides for his or her participation in the Plan,

(ii)                                  an individual who is a “leased employee” within the meaning of Code § 414(n),

(iii)                               an individual who is treated as an employee of a Participating Company by reason of Code § 414(m) or (o),

(iv)                              an individual who is retained by a Participating Company under a contract or agreement specifying that he or she is not eligible to participate in the Plan,

(v)                                 an individual whose basic compensation for services rendered on behalf of a Participating Company is not paid directly by the Corporation (or its subsidiary) out of its regular payroll accounts,

(vi)                              an individual who is a non-resident alien and who receives no earned income (within the meaning of Code § 911(b)) from a Participating Company that constitutes gross income from sources within the United States (within the meaning of Code § 861(a)(3)),

(vii)         an individual whose relationship to a Participating Company is not initially classified by the Participating Company as that of a “common law” employee but which is later determined to be that of a “common law” employee of the Participating Company by reason of Revenue Ruling 87-41 or other similar guidance, a court decision, or a governmental determination.

(s)                                  “Years of Service” means the number of years, including fractional portions thereof, elapsed since the first date an employee was paid or entitled to payment for the performance of duties for the Corporation or its subsidiaries.

20.                               Governing Law. This Plan shall be construed and enforced according to New York law, other than its laws concerning choice of law, to the extent not preempted by ERISA or any other federal law.